SOFTBANK America Inc.
                               300 Delaware Avenue
                                    Suite 900
                           Wilmington, Delaware 19801



                                                                   June 21, 1999



Via Facsimile
-------------

Global Sports, Inc.
555 South Henderson Road
King of Prussia, Pennsylvania  19406

Attention:  Michael G. Rubin

Dear Mr. Rubin:

         Notwithstanding any provision to the contrary in the Stock Purchase Agreement, dated as of June 10, 1999 (the "Purchase Agreement"), between SOFTBANK America Inc. ("SOFTBANK") and Global Sports, Inc. ("Global Sports") or the Voting Agreement, dated as of June 10, 1999 (the "Voting Agreement"), between SOFTBANK and Michael G. Rubin ("Rubin"), SOFTBANK, Rubin and Global Sports hereby agree that if the First Closing has occurred prior to July 13, 1999 (i) SOFTBANK shall not have the right to designate new members to Global Sports' Board of Directors until the earlier of (a) the completion or adjournment of Global Sports' next annual meeting of stockholders and (b) 5:00 p.m., P.S.T., on July 13, 1999 (such earlier time, the "Effective Time"); (ii) Rubin shall not be obligated to vote in favor of the members of the Global Sports' Board of Directors to be designated by SOFTBANK to satisfy the Board Composition Requirement until the Effective Time; (iii) Rubin shall not be required to vote against any slate of directors up for election to Global Sports' Board of Directors until the Effective Time; and (iv) the failure by Rubin or Global Sports to cause the Board Composition Requirement to be satisfied by the First Closing Date shall not, by itself, excuse SOFTBANK from consummating the First Purchase.

Global Sports, Inc.                                                        -2-


         Except as otherwise specifically provided herein, the obligations of Global Sports set forth in the Purchase Agreement and the obligations of Rubin set forth in the Voting Agreement shall continue in full force and effect without modification.

Global Sports, Inc.                                                        -3-

         Capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Purchase Agreement.

         Please acknowlege your agreement with these terms by signing below.



                                             Very Truly Yours,


                                             SOFTBANK AMERICA INC.

                                             By: __________________
                                                 Name:
                                                 Title:



Acknowledged and Agreed:


GLOBAL SPORTS, INC.

By:  _____________________
     Name:
     Title:



     _____________________
     MICHAEL G. RUBIN